Exhibit 10.5

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT dated March 13, 2008 (this “Amendment”) amends the Employment Agreement dated August 22, 2000 (the “Agreement”) by and between Targacept, Inc., a Delaware corporation (the “Company”), and William S. Caldwell (“Employee”).

R E C I T A L S :

WHEREAS the Agreement includes certain provisions pursuant to which Employee may be entitled to severance and other benefits upon termination of his employment with the Company (collectively, the “Potential Severance Benefits”); and

WHEREAS the Company and Employee propose to amend the Agreement to avoid adverse tax treatment of the Potential Severance Benefits under Internal Revenue Code Section 409A, related regulations and other guidance and to modify or incorporate certain additional terms.

NOW, THEREFORE, in furtherance of the purposes described herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Section 3(b) of the Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

“The eligibility for the target bonus shall be based upon the achievement of performance objectives established by the Board of Directors (or a compensation committee thereof) in consultation with Employer’s chief executive officer and shall be payable within thirty (30) days of the end of each fiscal year.”;

2. Section 3(f) of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“Employee shall also be entitled to holidays, sick leave and other time off and to participate in those life, health or other insurance plans and other employee pension and welfare benefit programs, plans, practices and benefits generally made available from time to time to similarly situated executives of Employer; provided that nothing herein shall obligate Employer to continue any of such benefits for Employee if discontinued for all other similarly situated executives of Employer.”

3 Sections 5(a) and 8 of the Agreement are hereby amended by deleting the words “or The Nasdaq National Market” therefrom and replacing them with “(including, without limitation, the Nasdaq Stock Market)”;

4. In consideration of the benefits to Employee resulting from this Amendment, Section 5(c) of the Agreement is hereby amended by adding the following after the end of the first sentence thereof.

“The foregoing restrictions of this Section 5(c) shall apply only to those customers, clients or patrons whom Employee solicited, called upon, or contacted on Employer’s behalf during the two (2) year period immediately preceding the termination of Employee’s employment under this Agreement.”;

5. Section 6 of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“Upon the “disability” of Employee, this Agreement may be terminated by action of the Board upon 30 days prior written notice (the “Disability Notice”), such termination to become effective only if such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Term originally provided for hereunder. Such termination shall not prejudice any benefits payable to Employee that are fully vested as of the date of such termination. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a). A “disability” of Employee shall be deemed to exist at all times that Employee is considered by the insurer which has issued any policy of disability insurance owned by Employer or for which premiums are paid by Employer (the “Employer Policy”) to be totally disabled under the terms of such policy. In the event there is no Employer Policy, “disability” shall mean the inability, by reason of physical or mental incapacity, impairment or infirmity, of Employee to perform, upon request, his regular duties required herein for six consecutive months, and the determination of the existence or nonexistence of disability shall be made by a medical doctor who is licensed to practice medicine in the State of North Carolina mutually acceptable to the Board and to Employee (or, if Employee is incapacitated, his spouse).”;

6. Section 7(d) of the Agreement is hereby amended by deleting clause (ii) thereof in its entirety and replacing it with the following:

“(ii) Employee within one (1) year following the first occurrence of Good Reason, Employee shall be entitled to the following:”;

7. Section 7(d)(A) of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“severance, payable monthly, equal to Employee’s then current base salary for nine (9) months following such termination or, if shorter, until such time as Employee secures other employment (the “Severance Period”); provided that, in the event the aggregate amount payable in the Severance Period based on the foregoing would exceed the greater of:

(1)	two times the lesser of:

(x) the sum of Employee’s annualized compensation based upon his annual base salary for his taxable year preceding his taxable year in which his employment hereunder terminates (adjusted for any increase during that year that was expected to continue indefinitely if Employee’s employment had not terminated); or

(y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which Employee’s employment hereunder is terminated; or

(2)	the maximum amount that would be exempt under Section 409A of the Code;

then, Employer (or its successor) shall pay the amount of such excess to Employee in a lump sum on the date that is two and one-half months following the end of Employer’s (or its successor’s) taxable year during which the termination of Employee’s employment occurs;”;

8. Section 7(d)(D) of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“outplacement counseling services selected by Employee, up to a maximum of $10,000 and provided that (1) such expense is incurred by Employee on or before the second anniversary of December 31 of the year during which the termination of Employee’s employment occurs and (2) such amount is paid by Employer on or before the third anniversary of December 31 of the year during which the termination of Employee’s employment occurs.”;

9. Section 7(e) of the Agreement is hereby by amended by deleting the text thereof in its entirety and replacing it with the following:

“If Employer (or its successor) terminates Employee’s employment for Just Cause, Employee shall forfeit any unexercised vested stock options at the date of termination. If Employee terminates his employment or if Employer (or its successor) terminates Employee’s employment without Just Cause, Employee shall have, with respect to each vested stock option, until the earlier of (i) three (3) months or ninety (90) days (whichever is applicable to the plan pursuant to which the stock option was granted) from the date of termination or (ii) the last day of the applicable option period or option term, to exercise such vested stock option.”;

10. Section 7(f) of the Agreement is hereby amended by (i) deleting the period at the end of clause (B) thereof and replacing it with the word “or” and (ii) deleting the period at the end of clause (C) thereof and replacing it with the following:

“; provided that “Good Reason” pursuant to any of clauses (A), (B) or (C) above shall be conditional on (i) Employee having provided written notice to Employer (or its successor) of the initial existence of any or all of the foregoing events within ninety (90) days of the initial existence of such event and (ii) such event continuing to exist thirty (30) days after the date of such written notice from Employee.”;

11. Section 7(g) of the Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

“Employee agrees that (i) the payment of any severance or other benefits pursuant to this Section 7 shall be contingent on the delivery by Employee to Employer of a release and waiver of legal claims related to the employment relationship between Employee and Employer in a form reasonably acceptable to Employer and (ii) the payments and benefits provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under any employee benefit plan of Employer.”;

12. The Agreement is hereby amended by adding the following as Section 7(h) thereof:

“(h) To the extent applicable, Employer and Employee intend that this Agreement comply with Section 409A of the Code. The parties hereby agree that this Agreement shall at all times be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel to achieve compliance with Section 409A. In the event amendments are required to be made to this Agreement to comply with Section 409A, Employer shall use its best efforts to provide Employee with substantially the same payments he would have been entitled to pursuant to this Agreement had Section 409A not applied, but in a manner that is compliant with Section 409A. The manner in which the immediately preceding sentence shall be implemented shall be the subject of good faith negotiations of the parties. The parties also agree that in no event shall any payment required to be made pursuant to this Agreement that is considered deferred compensation within the meaning of Section 409A be accelerated in violation of Code Section 409A.”;

13. Section 9(b) of the Agreement is hereby amended by inserting the following after the first sentence thereof:

“To the extent necessary, the terms of Section 7(d)(B) shall be deemed incorporated into any option or similar agreement evidencing an award made to Employee prior to or after the date hereof.”;

14. Section 9(j) of the Agreement is hereby amended by deleting the text thereof in its entirety and replacing it with the following:

“Except as otherwise provided in this Section 9(j), any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitration panel, which shall consist of three members, may be entered in any court having jurisdiction. Any arbitration shall be held in Winston-Salem, North Carolina, unless otherwise agreed in writing by the parties. One arbitrator shall be selected by Employee, one arbitrator shall be selected by Employer, and the third arbitrator shall be selected by the two arbitrators selected by Employee and Employer. Notwithstanding the foregoing, any claim or dispute with respect to or arising out of any of the covenants in Section 5 or the last sentence of Section 8, or any statutory or common law claim of patent infringement, misappropriation of trade secrets, unfair competition, unfair or deceptive trade practices, interference with contract, or interference with actual or prospective economic or business relations, shall be excluded from this Section 9(j).”;

15. As amended by this Amendment, the Agreement shall continue in full force and effect; and

16. This Amendment shall be construed and enforced according to the laws of the State of North Carolina, without regard to the principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed in behalf of the Company and Employee on the day and year first above written.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy
Name:	J. Donald deBethizy
Title:	President and Chief Executive Officer

EMPLOYEE

/s/ William S. Caldwell
William S. Caldwell